EXHIBIT 99

EMPIRE PETROLEUM REPORTS THIRD QUARTER 2025 RESULTS, ADVANCES DEVELOPMENT, AND POSITIONS FOR 2026 GROWTH

TULSA, OK – (November 17, 2025) – Empire Petroleum (NYSE American: EP) (“Empire” or the “Company”), an oil and gas company with producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, today reported operational and financial results for the third quarter 2025.

THIRD QUARTER 2025 HIGHLIGHTS

o	Produced Q3-2025 net production volumes of 1,566 barrels of oil per day (“Bbls/d”), an increase of 5% compared to Q2-2025;
■	Reported 2,398 barrels of oil equivalent per day (“Boe/d”);
■	Boe/d is comprised of 65% oil, 19% natural gas liquids (“NGLs”), and 16% natural gas;

o	Empire continues to advance its enhanced oil recovery (“EOR”) efforts in the Starbuck Drilling Program (“Starbuck”) in North Dakota, where modified wellhead installations were completed during Q3-2025;
■	Following analysis of the previously planned rare alloy components, the Company implemented an alternative water injection system designed to reduce scaling tendencies and improve system reliability;
■	Empire also filed the final patent for its proprietary hydrocarbon vaporization technology, which leverages elevated temperatures and pressure differentials to increase recovery efficiency;

o	Empire furthered preparations for its inaugural drilling campaign in Texas, positioning additional locations to support a scalable development plan;
■	As part of ongoing groundwork for future horizontal development across multiple prospective pay zones, the Company finalized reprocessing of legacy seismic data;
■	Given current commodity prices, Empire is strategically pacing the start of drilling operations, now anticipated in 2026, to align capital development with market conditions and maximize long-term value creation;

o	In Q3-2025, Empire successfully completed its subscription rights offering (“Rights Offering”), generating approximately $2.5 million in gross proceeds, before transaction costs;
■	The Company received subscriptions for more than 100% of the securities available in the Rights Offering and accordingly, stockholders received their basic subscription privilege. Because there were not enough units to satisfy all oversubscriptions, remaining securities were allocated pro-rata, after eliminating all fractional shares, among oversubscribing stockholders;
■	As disclosed in previous filings, Phil E. Mulacek, Chairman of the Board of Empire and one of the Company’s largest shareholders, participated in the Rights Offering, fully subscribing to the securities corresponding to his subscription rights, and exercising his over-subscription rights to purchase his pro-rata share of the underlying securities related to the Rights Offering that remain unsubscribed.

o	Reported Q3-2025 total product revenue of $9.4 million, a net loss of $3.8 million, or ($0.11) per diluted share;
■	Adjusted EBITDA of $0.1 million for Q3-2025.

2025 OUTLOOK

“Empire continues to execute with precision and discipline as we move through the remainder of 2025,” said Phil Mulacek, Chairman of the Board. “Our operational teams are achieving measurable progress across multiple fronts, from consistent improvement in North Dakota’s EOR program to ongoing technical advancements in Texas. We remain focused on delivering operational excellence, capital efficiency, and strategic development sequencing across the portfolio. The natural gas market has shifted significantly over the past several years, with U.S. liquefied natural gas exports now exceeding approximately 18 billion cubic feet per day compared to near zero just over a decade ago, and pricing strengthening from lows near $1.35 per thousand cubic feet (“Mcf”)1 toward long-term historical averages in the $4.00-$5.00/Mcf range. As additional demand from data centers, industrial users, and exports into Mexico continues to accelerate, long-term fundamentals point toward ongoing tightening into 2026. To capitalize on this shift, Empire is building operational flexibility by progressing a series of drilled-but-uncompleted (“DUC”) wells, positioning the Company to efficiently transition into higher-value gas development in 2026. This disciplined sequencing allows us to align capital deployment with commodity signals and maximize returns as the market evolves. As pricing signals continue to strengthen, we expect natural gas to play an increasingly meaningful and leading role in Empire’s development strategy and earnings growth trajectory beginning in 2026. The recent successful completion of the Rights Offering, particularly during a period of commodity price volatility, underscores the confidence and alignment of our shareholders. We greatly appreciate their continued support and belief in Empire’s long-term strategy. With these accomplishments and a constructive outlook for the broader energy market, I believe we’re well positioned to capture meaningful upside as pricing conditions stabilize. The groundwork we’re laying today is designed to position Empire for long-term success, and as we move forward, we look forward to building additional production in New Mexico, a key driver of future growth within Empire’s portfolio.”

Mike Morrisett, President and CEO, added, “Our third quarter results reflect steady operational execution and focused progress across Empire’s core assets. In North Dakota, recent upgrades and system enhancements have improved reliability and consistency, setting the stage for stable production levels. In Texas, we continue to prepare for the launch of our first drilling program in the area, completing pre-drill activities and advancing readiness across multiple locations. In New Mexico, we’re maintaining production and pursuing incremental improvements to maximize efficiency across our legacy unitized assets. The strong participation in our Rights Offering reflects continued confidence in Empire’s direction, and we’re deeply appreciative of that support as we work to execute on our development plan. With disciplined capital management and a clear operational roadmap, Empire is entering 2026 with momentum, flexibility, and a focused path toward scalable growth.”

North Dakota – Williston Basin:

o	Empire continues to execute targeted enhancements to the Starbuck EOR program in North Dakota, where system performance and production consistency have shown measurable improvement through 2025;
■	The Company is installing a new pipeline segment to supply higher-quality water to a dedicated circuit within the EOR system, an upgrade expected to improve reliability, minimize scaling, and reduce long-term operating costs;
■	In parallel, Empire has implemented multiple refinements across EOR equipment and processes, further optimizing performance and efficiency;
■	With these upgrades progressing and the system operating more consistently, Empire anticipates achieving stable, sustained production levels by year-end; and
o	The Company is also evaluating opportunities to apply its proprietary EOR model across additional assets in North Dakota, advancing a methodical, data-driven approach to long-term field development.

New Mexico – Permian Basin:

o	On September 12, 2025, the New Mexico Conservation Commission (“Commission”) issued Order No. R-24004 (the “Order”) regarding the Company’s rights to the Residual Oil Zone (“ROZ”) in the Eunice Monument South Unit’s (“EMSU”) Unitized Interval. The Commission unanimously affirmed the existence of a ROZ in the Grayburg and San Andres formations within the EMSU and confirmed Empire’s exclusive rights to produce the ROZ under the 1984 Commission Order.
■	Based on these findings, the Commission:
■	Denied Goodnight’s applications to drill five new saltwater disposal (“SWD”) wells within the boundaries of the EMSU;
■	Denied Goodnight’s application to increase injection volumes in an existing SWD well;
■	Suspended Goodnight’s four SWD wells located within the EMSU boundaries to provide Empire the opportunity to establish the CO₂ EOR pilot project;
■	The Commission recently granted a limited request for stay and rehearing to consider (1) the authority for suspension in light of certain factual findings; and (2), the authority or discretion of the New Mexico Oil Conservation Division in implementation of the Order;
■	Pending the Commission’s decision, Empire plans to proceed with motions to revoke the existing permits granted to the remaining three SWD Companies disposing wastewater into the EMSU and Arrowhead Grayburg Unit Unitized Interval, while concurrently advancing litigation for trespass and damages;
■	As of the date of this release, the briefing and oral hearing on the rehearing has taken place, and Empire is awaiting the Commission’s decision; and
o	The Company expects final resolution of this matter to result in a meaningful reduction in operating expenses and contribute to improved financial performance going forward.

Texas – East Texas Basin:

o	Empire continues to advance its development program in Texas, maintaining readiness for its inaugural drilling campaign as part of the Company’s broader growth strategy in the region;
■	Technical groundwork completed to date, including seismic reprocessing, surface preparation, and location planning, has positioned the Company for efficient execution once drilling commences;
■	In Q4-2025, Empire will initiate re-entry and workover rig operations on the initial well location to finalize target zones for optimal lateral location, marking a key pre-drill milestone in the development timeline;
■	Given current commodity pricing, the Company is targeting the start of drilling operations in 2026, allowing for optimal timing and resource allocation;
■	The upcoming program is designed to test multiple prospective pay zones identified during the initial technical evaluation, utilizing approximately a dozen DUC wells to accelerate the Company’s 2026 gas-focused development strategy; and
■	Additionally, Empire is advancing horizontal gas development opportunities aimed at delivering long-term, capital-efficient production growth.

______________________

1 Pricing reference: The cited low price of approximately $1.35 reflects benchmark Henry Hub natural gas spot pricing published in $/MMBtu, based on U.S. Energy Information Administration and market-indexed reporting during late 2024. Values in the release are expressed in $/Mcf for consistency and use standard U.S. conversion equivalency (1 Mcf ≈ 1.00–1.05 MMBtu).

THIRD QUARTER 2025 FINANCIAL AND OPERATIONAL RESULTS

	Q3-25	Q2-25	% Change Q3-25 vs. Q2-25	Q3-24	% Change Q3-25 vs. Q3-24

Net equivalent sales (Boe/d)	2,398	2,357	2%	2,460	-3%
Net oil sales (Bbls/d)	1,566	1,493	5%	1,573	0%
Realized price ($/Boe)	$42.48	$40.78	4%	$48.12	-12%
Product Revenue ($M)	$9,374	$8,747	7%	$10,892	-14%
Net Loss ($M)	($3,844)	($5,056)	24%	($3,641)	-6%
Adjusted Net Loss ($M)[1]	($3,934)	($5,231)	25%	($3,829)	-3%
Adjusted EBITDA ($M)[1]	$137	($1,181)	112%	($56)	345%

______________________

1 Adjusted net loss and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measure.

Net sales volumes for Q3-2025 were 2,398 Boe/d, including 1,566 barrels of oil per day; 456 barrels of NGLs per day, and 2,257 thousand cubic feet per day (“Mcf/d”) or 376 Boe/d of natural gas. Oil sales volumes slightly decreased compared to Q3-2024 primarily due to natural decline offset by redrilling efforts in North Dakota.

Empire reported Q3-2025 total product revenue of $9.4 million versus $10.9 million in Q3-2024. Contributing to the decrease were lower average oil and NGL realized prices. Realized oil and natural gas liquids prices decreased 15% and 33%, respectively, due to a general decline in overall market pricing.

Lease operating expenses in Q3-2025 decreased to $5.7 million versus $6.7 million in Q3-2024 primarily due to lower workover costs. Q3-2025 workover expense decreased to $0.4 million versus $1.4 million in Q3-2024. Higher workover expense in 2024 was primarily in New Mexico as Empire continued work in the region to enhance and maintain production.

Production and ad valorem taxes for Q3-2025 were $0.8 million versus $1.0 million in Q3-2024, as a result of lower product revenues.

Depreciation, Depletion, and Amortization (“DD&A”) and Accretion for Q3-2025 was $3.3 million versus $3.1 million for Q3-2024. The increase in DD&A is primarily due to the impact of capitalized costs associated with the new drilling as part of Empire’s Starbuck Drilling Program in North Dakota, partially offset by lower production volumes. Accretion increased slightly due to the new drilling activity and acquisition of working interest in New Mexico.

General and administrative expenses, excluding share-based compensation expense, was $2.9 million, or $13.06 per Boe in Q3-2025 versus $3.6 million, or $16.06 per Boe in Q3-2024. The decrease in expenses was primarily due to timing of board of director compensation and franchise taxes.

Interest expense for Q3-2025 slightly increased, compared to Q3-2024, primarily due to a higher average outstanding balance on the Company’s credit facility and additional equipment and vehicle notes.

Empire recorded a net loss of $3.8 million in Q3-2025, or ($0.11) per diluted share, versus a Q3-2024 net loss of $3.6 million, or ($0.12) per diluted share.

Adjusted EBITDA was $0.1 million for Q3-2025 compared to Adjusted EBITDA of ($0.1) million in Q3-2024.

CAPITAL SPENDING, BALANCE SHEET & LIQUIDITY

For the nine months ended September 30, 2025, Empire invested approximately $4.2 million in total capital expenditures, primarily from finalizing drilling and completions activity related to the Starbuck Drilling Program in North Dakota and continued return-to-production efforts in Texas.

As of September 30, 2025, Empire had approximately $4.6 million in cash on hand and approximately $3.3 million available on its credit facility. Empire completed a subscriptions rights offering in August 2025, which raised approximately $2.5 million of gross proceeds, before transaction costs.

UPDATED PRESENTATION

An updated Company presentation will be posted to the Company’s website under the Investor Relations section.

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with their existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Mike Morrisett	Kali Carter
President & CEO	Communications & Investor Relations Manager
539-444-8002	918-995-5046
Info@empirepetrocorp.com	IR@empirepetrocorp.com

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, future commodity prices, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, including inflation, tariffs and interest rates, uncertainties associated with legal and regulatory matters, successful completion of the Rights Offering, including future exercise of the warrants issued as part of the Rights Offering, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Revenue:
Oil Sales	$8,790	$8,005	$10,341	$24,844	$32,070
Gas Sales	196	221	9	965	270
Natural Gas Liquid (“NGL”) Sales	388	521	542	1,304	1,575
Total Product Revenues	9,374	8,747	10,892	27,113	33,915
Other	14	7	15	31	36
Gain (Loss) on Derivatives	—	—	470	—	(389)
Total Revenue	9,388	8,754	11,377	27,144	33,562

Costs and Expenses:
Lease Operating Expense	5,735	6,387	6,734	17,888	21,664
Production and Ad Valorem Taxes	755	768	984	2,235	2,883
Depreciation, Depletion & Amortization	2,794	2,576	2,596	7,596	6,763
Accretion of Asset Retirement Obligation	534	534	510	1,594	1,487
General and Administrative:
General and Administrative	2,881	2,906	3,636	8,984	8,869
Stock-Based Compensation	238	486	335	1,255	1,637
Total General and Administrative	3,119	3,392	3,971	10,239	10,506

Total Cost and Expenses	12,937	13,657	14,795	39,552	43,303

Operating Loss	(3,549)	(4,903)	(3,418)	(12,408)	(9,741)

Other Income and (Expense):
Interest Expense	(388)	(334)	(196)	(1,018)	(1,246)
Other Income (Expense)	93	181	(27)	305	(1,018)

Loss Before Taxes	(3,844)	(5,056)	(3,641)	(13,121)	(12,005)

Income Tax Benefit (Provision)	—	—	—	—	—

Net Loss	$(3,844)	$(5,056)	$(3,641)	$(13,121)	$(12,005)

Net Loss per Common Share:
Basic	$(0.11)	$(0.15)	$(0.12)	$(0.39)	$(0.41)
Diluted	$(0.11)	$(0.15)	$(0.12)	$(0.39)	$(0.41)

Weighted-Average Number of Common Shares Outstanding:
Basic	34,043,173	33,853,310	31,619,333	33,906,417	29,055,331
Diluted	34,043,173	33,853,310	31,619,333	33,906,417	29,055,331

EMPIRE PETROLEUM CORPORATION

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net Sales Volumes:
Oil (Bbl)	144,098	135,854	144,674	399,587	435,717
Natural gas (Mcf)	207,677	237,133	255,195	644,678	708,258
Natural gas liquids (Bbl)	41,938	39,091	39,137	112,482	113,534
Total (Boe)	220,648	214,467	226,344	619,515	667,294

Average daily equivalent sales (Boe/d)	2,398	2,357	2,460	2,269	2,435

Average Price per Unit:
Oil ($/Bbl)	$61.00	$58.92	$71.48	$62.17	$73.60
Natural gas ($/Mcf)	$0.94	$0.93	$0.04	$1.50	$0.38
Natural gas liquids ($/Bbl)	$9.25	$13.33	$13.85	$11.59	$13.87
Total ($/Boe)	$42.48	$40.78	$48.12	$43.76	$50.82

Operating Costs and Expenses per Boe:
Lease operating expense	$25.99	$29.78	$29.75	$28.87	$32.46
Production and ad valorem taxes	$3.42	$3.58	$4.35	$3.61	$4.32
Depreciation, depletion, amortization and accretion	$15.08	$14.50	$13.72	$14.83	$12.36
General & administrative expense:
General & administrative expense (excluding stock-based compensation)	$13.06	$13.55	$16.06	$14.50	$13.29
Stock-based compensation	$1.08	$2.27	$1.48	$2.03	$2.45
Total general & administrative expense	$14.14	$15.82	$17.54	$16.53	$15.74

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash	$4,601	$2,251
Accounts Receivable	8,331	8,155
Inventory	1,218	1,305
Prepaids	536	640
Total Current Assets	14,686	12,351

Property and Equipment:
Oil and Natural Gas Properties, Successful Efforts	144,395	140,675
Less: Accumulated Depletion, Amortization and Impairment	(39,237)	(31,974)
Total Oil and Gas Properties, Net	105,158	108,701
Other Property and Equipment, Net	1,697	1,391
Total Property and Equipment, Net	106,855	110,092

Other Noncurrent Assets	1,451	1,425

Total Assets	$122,992	$123,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,574	$10,452
Accrued Expenses	12,003	10,348
Current Portion of Lease Liability	330	400
Current Portion of Long-Term Debt	407	70
Total Current Liabilities	23,314	21,270

Long-Term Debt	14,801	11,266
Long-Term Note Payable - Related Party, net	752	—
Long-Term Lease Liability	61	144
Derivative Instruments	745	—
Asset Retirement Obligations	29,656	28,423
Total Liabilities	69,329	61,103

Stockholders’ Equity:
Series A Preferred Stock - $0.001 Par Value, 10,000,000 Shares Authorized, 6 and 6 Shares Issued and Outstanding, Respectively	—	—
Common Stock - $0.001 Par Value 190,000,000 Shares Authorized, 34,266,208 and 33,667,132 Shares Issued and Outstanding, Respectively	94	93
Additional Paid-in-Capital	147,507	143,489
Accumulated Deficit	(93,938)	(80,817)

Total Stockholders’ Equity	53,663	62,765

Total Liabilities and Stockholders’ Equity	$122,992	$123,868

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net Loss	$(3,844)	$(5,056)	$(3,641)	$(13,121)	$(12,005)

Adjustments to Reconcile Net Loss to Net Cash
(Used In) Provided By Operating Activities:
Stock-Based Compensation	238	486	335	1,255	1,637
Amortization of Right-of-Use Assets	117	120	136	358	407
Depreciation, Depletion & Amortization	2,794	2,576	2,596	7,596	6,763
Accretion of Asset Retirement Obligations	534	534	509	1,594	1,487
Loss (Gain) on Commodity Derivatives	—	—	(470)	—	389
Settlement on or Purchases of Derivative Instruments	—	—	282	—	18
Loss (Gain) on Financial Derivatives	(97)	—	—	(97)	998
Amortization of Debt Discount on Convertible Notes	—	—	—	—	500
Loss on Extinguishment of Debt	—	—	27	—	10
Loss (Gain) on Sale of Oil and Natural Gas Properties	7	(175)	—	(168)	—
Gain on Sale of Other Fixed Assets	—	—	—	(32)	—
Change in Operating Assets and Liabilities:
Accounts Receivable	1,835	(2,291)	2,277	(177)	1,647
Inventory, Oil in Tanks	86	200	(48)	87	(66)
Prepaids, Current	220	331	212	645	672
Accounts Payable	(1,792)	(355)	10,419	(471)	12,274
Accrued Expenses	601	455	41	1,655	1,071
Other Long-Term Assets and Liabilities	(369)	37	136	(319)	(885)
Net Cash (Used In) Provided By Operating Activities	330	(3,138)	12,811	(1,195)	14,917

Cash Flows From Investing Activities:
Disposal of Oil and Natural Gas Properties	400	175	—	575	—
Capital Expenditures - Oil and Natural Gas Properties	(453)	(491)	(18,616)	(3,624)	(48,759)
Disposal of Other Fixed Assets	—	—	—	49	—
Purchase of Other Fixed Assets	(12)	(23)	(20)	(53)	(139)
Cash Paid for Right-of-Use Assets	(107)	(111)	(125)	(331)	(376)
Net Cash Used In Investing Activities	(172)	(450)	(18,761)	(3,384)	(49,274)

Cash Flows From Financing Activities:
Borrowings on Credit Facility	—	3,000	—	3,000	3,950
Proceeds from Promissory Notes - Related Party	2,000	2,000	—	4,000	5,000
Payments on Promissory Note - Related Party	(2,000)	—	—	(2,000)	—
Principal Payments of Debt	(208)	(200)	(158)	(429)	(377)
Proceeds from Rights Offering, net of transaction costs	2,358	—	—	2,358	20,512
Net Proceeds from Warrant Exercise	—	—	—	—	629
Net Cash Provided By Financing Activities	2,150	4,800	(158)	6,929	29,714

Net Change in Cash	2,308	1,212	(6,108)	2,350	(4,643)

Cash - Beginning of Period	2,293	1,081	9,258	2,251	7,793

Cash - End of Period	$4,601	$2,293	$3,150	$4,601	$3,150

Empire Petroleum Corporation

Non-GAAP Information

Certain financial information included in Empire’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures include “Adjusted Net Loss”, “EBITDA” and “Adjusted EBITDA”. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Adjusted net loss is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
	(in thousands, except share data)

Net Loss	$(3,844)	$(5,056)	$(3,641)	$(13,121)	$(12,005)

Adjusted for:
Loss (gain) on commodity derivatives	—	—	(470)	—	389
Settlement on or purchases of derivative instruments	—	—	282	—	18
Loss (gain) on financial derivatives	(97)	—	—	(97)	998
Loss (gain) on sale of oil and natural gas properties	7	(175)	—	(168)	—
Gain on sale of other fixed assets	—	—	—	(32)	—

Adjusted Net Loss	$(3,934)	$(5,231)	$(3,829)	$(13,418)	$(10,600)

Diluted Weighted-Average Number of Common Shares Outstanding	34,043,173	33,853,310	31,619,333	33,906,417	29,055,331

Adjusted Net Loss Per Common Share	$(0.12)	$(0.15)	$(0.12)	$(0.40)	$(0.36)

The Company defines adjusted EBITDA as net loss plus net interest expense, DD&A, accretion, amortization of right of use assets, income tax provision (benefit), and other adjustments. Company management believes this presentation is relevant and useful because it helps investors understand Empire’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. In addition, adjusted EBITDA does not represent funds available for discretionary use.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
	(in thousands)

Net Loss	$(3,844)	$(5,056)	$(3,641)	$(13,121)	$(12,005)

Add Back:
Interest expense	388	334	196	1,018	1,246
DD&A	2,794	2,576	2,596	7,596	6,763
Accretion	534	534	510	1,594	1,487
Amortization of right-of-use assets	117	120	136	358	407
EBITDA	$(11)	$(1,492)	$(203)	$(2,555)	$(2,102)

Adjustments:
Stock-based compensation	238	486	335	1,255	1,637
Loss (gain) on commodity derivatives	—	—	(470)	—	389
Settlement on or purchases of derivative instruments	—	—	282	—	18
Loss (gain) on financial derivatives	(97)	—	—	(97)	998
Loss (gain) on sale of oil and natural gas properties	7	(175)	—	(168)	—
Gain on sale of other fixed assets	—	—	—	(32)	—

Adjusted EBITDA	$137	$(1,181)	$(56)	$(1,597)	$940